UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 26, 2011

Bank of Commerce Holdings

California	0-25135	94-2823865
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1901 Churn Creek Road Redding, California		96002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (530) 772-3955

N/A

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 142-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Issuance of Preferred Stock Under the Small Business Lending Fund. On September 27, 2011, Bank of Commerce Holdings (the “Company”) entered into and consummated the transactions contemplated by a Securities Purchase Agreement (the “Purchase Agreement”) with the Secretary of the United States Department of the Treasury (the “Treasury”) under the Small Business Lending Fund Program (the “SBLF Program”). Pursuant to the Purchase Agreement, the Company issued and sold to the Treasury, for an aggregate purchase price of $20,000,000, 20,000 shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series B (the “SBLF Shares”).

The SBLF Shares were issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Company has agreed, under certain circumstances, to register the SBLF Shares under applicable securities laws, as further described in the Purchase Agreement.

The SBLF Shares are entitled to receive non-cumulative dividends, payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, beginning on October 1, 2011. The dividend rate, as a percentage of the liquidation amount, can fluctuate on a quarterly basis during the first ten quarters during which the SBLF Shares are outstanding, based upon changes in the level of “Qualified Small Business Lending” or “QSBL” (as defined in the Purchase Agreement) by the Company’s wholly owned subsidiary, Redding Bank of Commerce (the “Bank”). Based upon the increase in the Bank’s level of QSBL over the baseline level calculated under the terms of the Purchase Agreement, the dividend rate for the initial dividend period has been set at five percent (5%). For the second through tenth dividend periods, the dividend rate may be adjusted to between one percent (1%) and five percent (5%) per annum, to reflect the amount of change in the Bank’s level of QSBL. If the level of the Bank’s qualified small business loans declines so that the percentage increase in QSBL as compared to the baseline level is less than 10%, then the dividend rate payable on the SBLF Shares would increase. For the eleventh through eighteenth dividend period and that portion of the nineteenth dividend period prior to, but not including, the four and one half year anniversary of issuance, the dividend rate will be fixed at between one percent (1%) and seven percent (7%) based upon the increase in QSBL as compared to the baseline. With respect to that portion of the nineteenth dividend period beginning on the four and one half year anniversary of issuance and all dividend periods thereafter, the dividend rate will be nine percent (9%). In addition, beginning on January 1, 2014, and on all SBLF Shares dividend payment dates thereafter ending on April 1, 2016, the Company may be required to pay to Treasury, on each share of the SBLF Shares, but only out of assets legally available therefor, a lending incentive fee equal to 0.5% of the liquidation amount per share of the SBLF Shares.

The SBLF Shares are non-voting, except in limited circumstances. In the event that the Company misses five dividend payments, whether or not consecutive, the holder(s) of the SBLF Shares will have the right, but not the obligation, to appoint a representative as an observer on the Company’s Board of Directors. In the event that the Company misses six dividend payments, whether or not consecutive, and if the then outstanding aggregate liquidation amount of the SBLF Shares is at least $25,000,000, then the holder(s) of the SBLF Shares will have the right, but not the obligation, to elect two directors to the Board of Directors of the Company. Since the liquidation amount of the SBLF Shares on September 27, 2011 was $20,000,000, this right to elect two directors is unlikely to come into effect.

Subject to the prior approval of the appropriate federal banking agency, the SBLF Shares may be redeemed, in whole or in part, at any time at the option of the Company, at a redemption price of 100% of the liquidation preference amount plus any accrued and unpaid dividends for the then current dividend period, to the date of redemption, and the pro rata amount of lending incentive fees for the current dividend period.

The foregoing summary of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement and any exhibits attached thereto, copies of which are attached hereto as Exhibit 10.1.

The Company entered into a letter agreement with Treasury dated September 27, 2011, confirming that at all times while any SBLF Shares are outstanding, the Company will maintain a range of directors that will permit the holder(s) of the SBLF Shares to elect two directors. The current Bylaws of the Company provide for a range of directors of no less than seven and no more than thirteen members and presently there are ten members serving on the Company’s Board of Directors. Pursuant to the letter agreement with Treasury, the Company agreed to amend its Bylaws to implement these requirements.

The foregoing summary of the letter agreement is not complete and is qualified in its entirety by reference to the full text of the letter agreement and any exhibits attached thereto, copies of which are attached hereto as Exhibit 10.2.

Redemption of TARP Preferred Stock. On September 27, 2011, the Company entered into and consummated the transactions contemplated by a letter agreement (the “Repurchase Agreement”) with the Treasury. Under the Repurchase Agreement, the Company redeemed (repurchased) from the Treasury, using the majority of the proceeds from the issuance of the SBLF Shares, all 17,000 outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, liquidation amount $1,000 per share (the “TARP Shares”), for a redemption price of $17,099,166.67, including all accrued but unpaid dividends at the date of redemption.

Following the redemption of the TARP Shares, the warrant issued to the U.S. Treasury (the “Warrant”) to purchase 405,405 shares of the Company’s common stock at an exercise price of $6.29 per share remained outstanding. Under the terms of the Repurchase Agreement, the Company has 15 days from the redemption of the TARP Shares to notify the Treasury whether it wants to repurchase the Warrant. If the Company does not provide notice of intent to repurchase the Warrant within that 15 day period, the U.S. Treasury will be deemed to have provided the Company notice of its intention to sell the Warrant.

The foregoing summary of the Repurchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Repurchase Agreement and any exhibits attached thereto, copies of which are attached hereto as Exhibit 10.3.

ITEM 1.02. TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

In response to this Item, the disclosures set forth under Item 1.01 under the caption “Redemption of TARP Preferred Stock” are incorporated by reference.

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES.

In response to this Item, the disclosures set forth under Item 1.01 under the caption “Issuance of Preferred Stock Under the Small Business Lending Fund” are incorporated by reference.

ITEM 3.03. MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS.

The information set forth under Item 1.01 is incorporated by reference into this Item 3.03. The Certificate of Determination for the SBLF Shares was filed with the California Secretary of State on September 26, 2011, and imposes certain limits on the ability of the Company to pay dividends and repurchase or acquire shares of its common stock. Under the Certificate of Determination, no repurchases may be effected, and no dividends may be declared or paid on common stock (other than dividends payable solely in shares of common stock) for the three dividend periods immediately following the dividend period in which a failure to declare and pay a dividend on the SBLF Shares occurs.

Under the terms of the Certificate of Determination for the SBLF Shares, the Company may declare and pay a dividend on the common stock or other stock junior to the SBLF Shares, or repurchase shares of any such class or series of stock, only if, after payment of such dividend or giving effect to such repurchase, the dollar amount of the Company’s Tier 1 Capital would be at least 90% of the Tier 1 Capital of the Company as of September 27, 2011 excluding any subsequent net charge-offs and any redemption of the SBLF Shares (the “Tier 1 Dividend Threshold”). The Tier 1 Dividend Threshold is subject to certain reductions as set forth in the Certificate of Determination.

The foregoing summary of the Certificate of Determination is not complete and is qualified in its entirety by reference to the full text of the Certificate of Determination and any exhibits attached thereto, copies of which are attached hereto as Exhibit 3.1.

ITEM 5.03 AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS.

In response to this Item, the disclosures set forth under Item 3.03 are incorporated by reference.

ITEM 8.01 OTHER EVENTS.

On September 27, 2011, the Company issued a press release regarding the issuance of the SBLF Shares and the repurchase of the TARP Shares. A copy of the press release is attached hereto as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description

3.1	Certificate of Determination of Senior Non-Cumulative Perpetual Preferred Stock, Series B

4.1	Form of Certificate for the SBLF Shares

10.1	Securities Purchase Agreement between the Company and Treasury dated September 27, 2011

10.2	Letter agreement dated September 27, 2011 between the Company and the Secretary of the Treasury pertaining to the election of directors by the holder(s) of the SBLF Shares

10.3	Letter agreement dated September 27, 2011 between the Company and the Treasury pertaining to the repurchase of all outstanding TARP Shares

99.1	Press release dated September 27, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 28, 2011	/s/ Samuel D. Jimenez

By: Samuel D. Jimenez
Executive Vice President and
Chief Financial Officer